EXHIBIT 99.1

PRESS RELEASE DATED OCTOBER 26, 2022

Company Contact:
William R. Jacobs
Chief Financial Officer
Tel: (732) 499-7200 ext. 2519
FOR IMMEDIATE RELEASE

NORTHFIELD BANCORP, INC. ANNOUNCES
THIRD QUARTER 2022 RESULTS

NOTABLE ITEMS FOR THE QUARTER INCLUDE:

•DILUTED EARNINGS PER SHARE WERE $0.37 FOR THE CURRENT QUARTER AS COMPARED TO $0.34 FOR THE TRAILING QUARTER, AND $0.33 FOR THE THIRD QUARTER OF 2021.
•NET INTEREST INCOME OF $42.0 MILLION INCREASED $1.9 MILLION FROM THE TRAILING QUARTER AND $3.6 MILLION FROM THE THIRD QUARTER OF 2021.
•NET INTEREST MARGIN INCREASED BY FIVE BASIS POINTS TO 3.08% COMPARED TO 3.03% FOR THE TRAILING QUARTER, AND BY NINE BASIS POINTS COMPARED TO 2.99% FOR THE THIRD QUARTER OF 2021.
•LOANS HELD-FOR-INVESTMENT, EXCLUDING PAYCHECK PROTECTION PROGRAM (“PPP”) LOANS, INCREASED $140.8 MILLION, OR 13.7% ANNUALIZED, FROM JUNE 30, 2022. CREDIT QUALITY REMAINS STRONG WITH NON-PERFORMING LOANS TO TOTAL LOANS AT 0.23%.
•THE COMPANY REPURCHASED 795,597 SHARES FOR A COST OF $11.3 MILLION DURING THE THIRD QUARTER OF 2022.
•CASH DIVIDEND DECLARED OF $0.13 PER SHARE OF COMMON STOCK, PAYABLE NOVEMBER 23, 2022, TO STOCKHOLDERS OF RECORD AS OF NOVEMBER 9, 2022.

WOODBRIDGE, N.J., OCTOBER 26, 2022 -- NORTHFIELD BANCORP, INC. (Nasdaq:NFBK) (or the “Company”), the holding company for Northfield Bank, reported net income of $17.0 million, or $0.37, per diluted share for the three months ended September 30, 2022, as compared to $15.9 million, or $0.34 per diluted share for the three months ended June 30, 2022, and $16.1 million, or $0.33 per diluted share for the three months ended September 30, 2021. For the nine months ended September 30, 2022, net income totaled $47.0 million, or $1.01 per diluted share, compared to $54.6 million, or $1.11 per diluted share, for the nine months ended September 30, 2021. The increase in net income for the current quarter as compared to the trailing and comparable prior year quarters was primarily due to an increase in net interest income, reflective of net interest margin expansion and loan growth. The decrease in net income for the nine months ended September 30, 2022, as compared to the prior year period was primarily due to a benefit for credit losses on loans in the prior year of $6.2 million, compared to a provision for credit losses on loans in the current year of $3.3 million.

Commenting on the quarter, Steven M. Klein, the Company’s Chairman, President and Chief Executive Officer stated, “I’m pleased to announce Northfield has reported a strong quarter of financial performance. Robust loan growth in all strategic categories, actively managing liquidity and our cost of deposits, prudently focused on expenses, and maintaining strong underwriting standards to maintain asset quality, will continue to be key drivers to our long-term success.” Mr. Klein noted further, “While the economic landscape remains unclear into this year end and beyond, presenting uncertainties and challenges related to loan and deposit growth, interest rates, and operating costs, I remain confident that our team and organization will continue to service our communities and other stakeholders for long term success.”

Mr. Klein further noted, “I am pleased to announce that the Board of Directors has declared a cash dividend of $0.13 per common share, payable November 23, 2022, to stockholders of record on November 9, 2022.”

Results of Operations
Comparison of Operating Results for the Nine Months Ended September 30, 2022 and 2021

Net income was $47.0 million and $54.6 million for the nine months ended September 30, 2022 and September 30, 2021, respectively. Significant variances from the comparable prior year period are as follows: a $1.7 million increase in net interest income, a $9.5 million increase in the provision for credit losses on loans, a $5.4 million decrease in non-interest income, a $3.2 million decrease in non-interest expense, and a $2.5 million decrease in income tax expense.

Net interest income for the nine months ended September 30, 2022, increased $1.7 million, or 1.4%, to $119.0 million, from $117.3 million for the nine months ended September 30, 2021, as the $116.7 million, or 2.2%, increase in the average balance of interest-earning assets was partially offset by the three basis point decrease in net interest margin to 2.99% from 3.02% for the nine months ended September 30, 2021. The increase in the average balance of interest-earning assets was due to increases in the average balance of loans outstanding of $140.1 million and the average balance of other securities of $148.7 million, partially offset by decreases in the average balance of mortgage-backed securities of $111.8 million, the average balance of Federal Home Loan Bank of New York (“FHLBNY”) stock of $4.6 million, and the average balance of interest-earning deposits in financial institutions of $55.7 million.

The decrease in net interest margin was primarily due to lower yields on interest-earning assets, due in part to a $2.3 million decrease in accreted interest income related to PCD loans, and a $3.0 million reduction in fees related to the forgiveness of PPP loans, partially offset by the lower cost of interest-bearing liabilities. Yields on interest-earning assets decreased six basis points to 3.30% for the nine months ended September 30, 2022, from 3.36% for the nine months ended September 30, 2021. The cost of interest-bearing liabilities decreased by four basis points to 0.42% for the nine months ended September 30, 2022, from 0.46% for the nine months ended September 30, 2021, primarily driven by lower cost of deposits, partially offset by an increase in the cost of borrowings, primarily due to the issuance of $60.9 million of subordinated notes (net of issuance costs) in June 2022. The Company accreted interest income related to PCD loans of $1.1 million for the nine months ended September 30, 2022, as compared to $3.4 million for the nine months ended September 30, 2021. The higher accretable PCD interest income in the prior year was primarily related to payoffs of PCD loans in the first quarter of 2021. Fees recognized from PPP loans totaled $1.3 million for the nine months ended September 30, 2022, as compared to $4.3 million for the nine months ended September 30, 2021. Net interest income for the nine months ended September 30, 2022, included loan prepayment income of $4.2 million as compared to $3.1 million for the nine months ended September 30, 2021.

The provision for credit losses on loans increased by $9.5 million to a provision of $3.3 million for the nine months ended September 30, 2022, compared to a benefit of $6.2 million for the nine months ended September 30, 2021. The prior year benefit for credit losses was primarily due to an improvement in the economic forecast and an improvement in asset quality as well as a decline in loan balances. The current year provision for credit losses is primarily due to loan growth and a declining macroeconomic outlook, partially offset by an improvement in asset quality and lower net charge-offs. At September 30, 2022, management qualitatively adjusted the economic forecast to account for uncertainty inherent in the third-party economic forecast scenarios utilized. Net charge-offs were $345,000 for the nine months ended September 30, 2022, as compared to net charge-offs of $2.9 million for the nine months ended September 30, 2021, which related to PCD loans. Partially offsetting the increase in the provision for credit losses on loans was a decrease in the provision for unfunded commitments of $1.8 million attributable to a decrease in the pipeline of loans approved and awaiting closing, which flows through other non-interest expense.

Non-interest income decreased by $5.4 million, or 53.2%, to $4.8 million for the nine months ended September 30, 2022, from $10.2 million for the nine months ended September 30, 2021, due primarily to a decrease of $3.9 million in gains on trading securities, net, a $1.1 million decrease in gains on sales of loans, and a $712,000 decrease in net realized gains on available-for-sale debt securities. For the nine months ended September 30, 2022, losses on trading securities were $2.8 million, as compared to gains of $1.1 million for the nine months ended September 30, 2021. The trading portfolio is utilized to fund the Company’s deferred compensation obligation to certain employees and directors of the Company's deferred compensation plan (the “Plan”). The participants of this Plan, at their election, defer a portion of their compensation. Gains and losses on trading securities have no effect on net income since participants benefit from, and bear the full risk of, changes in the trading securities market values. Therefore, the Company records an equal and offsetting amount in compensation expense, reflecting the change in the Company’s obligations under the Plan. The decrease in gains on sales of loans was due to a $1.4 million gain realized on the sale of approximately $126.3 million of multifamily loans in the second quarter of 2021, as compared to a $273,000 gain realized on the sale of two SBA loans totaling approximately $2.5 million in the third quarter of 2022. Partially offsetting the decreases was an increase of $312,000 in fees and service charges for customer services.

Non-interest expense decreased $3.2 million, or 5.4%, to $55.3 million for the nine months ended September 30, 2022, compared to $58.5 million for the nine months ended September 30, 2021. The decrease was primarily due to a $2.0 million decrease in employee compensation and benefits. The decrease was due to a $3.9 million decrease in the mark to market of the Company's deferred compensation plan expense, which as discussed above has no effect on net income, as well as a decrease in medical benefit costs, partially offset by an increase in salary expense related to annual merit increases, and an increase in equity award expense related to new awards issued in the first quarter of 2022. Additionally, occupancy expense decreased by $585,000, primarily related to lower snow removal costs, advertising expense decreased by $468,000, due to the timing of certain campaigns, and other expense decreased by $982,000. The decrease in other expense was primarily related to a $1.8 million decrease in the provision for unfunded commitments due to a benefit of $1.3 million for the nine months ended September 30, 2022, compared to a provision of $528,000 for the same period in 2021. The decrease was primarily the result of a decrease in the pipeline of loans approved and awaiting closing, combined with a decrease in loan loss factors. Partially offsetting the decreases was an increase in professional fees of $476,000, related to higher recruitment, consulting and outsourcing fees, an increase in data processing costs of $354,000 attributable to increased customer accounts and a higher number of transactions, and an increase in other operating expenses of $421,000.

The Company recorded income tax expense of $18.2 million for the nine months ended September 30, 2022, compared to $20.7 million for the nine months ended September 30, 2021, the decrease being due to a decrease in taxable income. The effective tax rate for the nine months ended September 30, 2022, was 27.9% compared to 27.5% for the nine months ended September 30, 2021.

Comparison of Operating Results for the Three Months Ended September 30, 2022 and 2021

Net income was $17.0 million and $16.1 million for the quarters ended September 30, 2022 and September 30, 2021, respectively. Significant variances from the comparable prior year quarter are as follows: a $3.6 million increase in net interest income, a $2.9 million increase in the provision for credit losses on loans, a $342,000 decrease in non-interest income, a $1.2 million decrease in non-interest expense, and a $667,000 increase in income tax expense.

Net interest income for the quarter ended September 30, 2022, increased $3.6 million, or 9.4%, primarily due to an increase in average interest-earning assets of $321.4 million, or 6.3% and a nine basis point increase in net interest margin to 3.08% from 2.99% for the quarter ended September 30, 2021. The increase in the average balance of interest-earning assets was primarily due to increases in the average balance of loans outstanding of $396.8 million and the average balance of other securities of $135.5 million, partially offset by decreases in the average balance of mortgage-backed securities of $90.4 million, the average balance of interest-earning deposits in financial institutions of $120.0 million, and the average balance of FHLBNY stock of $455,000. Partially offsetting the increase in net interest income was a $1.3 million reduction in fees related to the forgiveness of PPP loans in the current quarter as compared to the quarter ended September 30, 2021.

The increase in net interest margin was primarily due to rising interest rates. Yields on interest-earning assets increased by 18 basis points to 3.46% for the quarter ended September 30, 2022, from 3.28% for the quarter ended September 30, 2021. The increase in yields was partially offset by an increase in the cost of interest-bearing liabilities which increased by 13 basis points to 0.53% for the quarter ended September 30, 2022, from 0.40% for the quarter ended September 30, 2021. The increase in the cost of interest bearing liabilities was attributable to an increase in the cost of deposits and borrowed funds reflective of the rising rate environment and the issuance of $60.9 million of subordinated notes (net of issuance costs) in June 2022. Net interest income for the quarter ended September 30, 2022, included loan prepayment income of $1.6 million, as compared to $902,000 for the quarter ended September 30, 2021. The Company accreted interest income related to PCD loans of $368,000 for the quarter ended September 30, 2022, as compared to $356,000 for quarter ended September 30, 2021. Fees recognized from PPP loans totaled $144,000 for the quarter ended September 30, 2022, as compared to $1.5 million for the quarter ended September 30, 2021.

The provision for credit losses on loans increased by $2.9 million to a provision of $2.7 million for the quarter ended September 30, 2022, from a benefit of $148,000 for the quarter ended September 30, 2021. The prior year benefit for credit losses was primarily due to an improvement in the economic forecast and an improvement in asset quality as well as a decline in loan balances. The current quarter provision for credit losses is primarily due to loan growth and a declining macroeconomic outlook, partially offset by an improvement in asset quality and lower net charge-offs. At September 30, 2022, management qualitatively adjusted the economic forecast to account for uncertainty inherent in the third party economic forecast scenarios utilized. Net recoveries were $149,000 for the quarter ended September 30, 2022, compared to net charge-offs of $484,000 for the quarter ended September 30, 2021. Partially offsetting the increase in the provision for credit losses on loans, was a decrease in the provision for unfunded commitments of $2.2 million attributable to a decrease in the pipeline of loans approved and awaiting closing, which flows through other non-interest expense.

Non-interest income decreased by $342,000, or 13.0%, to $2.3 million for the quarter ended September 30, 2022, from $2.6 million for the quarter ended September 30, 2021, primarily due to a $351,000 increase in losses on trading securities and a $370,000 decrease in net realized gains on available-for-sale debt securities. For the quarter ended September 30, 2022, losses on trading securities, net, included losses of $426,000 related to the Company’s trading portfolio, compared to losses of $75,000 in the comparative prior year quarter. Gains and losses on trading securities have no effect on net income since participants benefit from, and bear the full risk of, changes in the trading securities market values. Partially offsetting increase in net losses on securities transactions was an increase in fees and service charges for customer services of $130,000 and an increase in gains on sales of loans of $273,000.
Non-interest expense decreased by $1.2 million, or 6.1%, to $17.9 million for the quarter ended September 30, 2022, from $19.0 million for the quarter ended September 30, 2021. The decrease was due primarily to a $1.8 million decrease in other expense and a $156,000 decrease in advertising expense due to the timing of certain campaigns. The decrease in other expense was primarily related to a $2.2 million decrease in the provision for unfunded commitments due to a benefit of $1.9 million for the quarter ended September 30, 2022, compared to a provision of $265,000 for the same period in 2021. The decrease was primarily the result of a decrease in the pipeline of loans approved and awaiting closing combined with a decrease in loan loss factors. Partially offsetting the decreases, was a $450,000 increase in compensation and employee benefits and a $309,000 increase in data processing costs. The increase in compensation and employee benefits expense is attributable to increases in salary expense due to annual merit increases, an increase in equity award expense related to new awards issued in the first quarter of 2022, and higher medical benefit expense, partially offset by a decrease in the mark to market of the Company's deferred compensation plan expense, which has no effect on net income. The increase in data processing expense is attributable to increased customer accounts and a higher number of transactions.

The Company recorded income tax expense of $6.7 million for the quarter ended September 30, 2022, compared to $6.1 million for the quarter ended September 30, 2021, with the increase due to higher taxable income. The effective tax rate for the quarter ended September 30, 2022 was 28.4%, compared to 27.4% for the quarter ended September 30, 2021.

Comparison of Operating Results for the Three Months Ended September 30, 2022 and June 30, 2022

Net income was $17.0 million and $15.9 million for the quarters ended September 30, 2022, and June 30, 2022, respectively. Significant variances from the prior quarter are as follows: a $1.9 million increase in net interest income, a $2.6 million increase in the provision for credit losses on loans, a $1.5 million increase in non-interest income, an $843,000 decrease in non-interest expense and a $631,000 increase in income tax expense.

Net interest income for the quarter ended September 30, 2022, increased by $1.9 million, or 4.8%, primarily due to a five basis point increase in net interest margin to 3.08% from 3.03% for the quarter ended June 30, 2022, and a $111.8 million, or 2.1%, increase in the average balance of interest-earning assets. The increase in the average balance of interest-earning assets was primarily due to increases in the average balance of loans outstanding of $221.7 million and the average balance of FHLBNY stock of $2.0 million, partially offset by decreases in the average balance of mortgage-backed securities of $65.5 million, the average balance of other securities of $3.1 million, and the average balance of interest-earning deposits in financial institutions of $43.3 million.

The increase in net interest margin was primarily due to higher yields on interest-earning assets, which increased by 17 basis points to 3.46% for the quarter ended September 30, 2022, from 3.29% for the quarter ended June 30, 2022, partially offset by an increase in the cost of interest-bearing liabilities which increased by 18 basis point to 0.53% for the quarter ended September 30, 2022, from 0.35% for the quarter ended June 30, 2022, reflective of the rising rate environment. Net interest income for the quarter ended September 30, 2022, included loan prepayment income of $1.6 million as compared to $1.5 million for the quarter ended June 30, 2022. The Company accreted interest income related to PCD loans of $368,000 for the quarter ended September 30, 2022, as compared to $339,000 for the quarter ended June 30, 2022. Fees recognized from PPP loans totaled $144,000 and $432,000 respectively, for the quarters ended September 30, 2022, and June 30, 2022.

The provision for credit losses on loans increased by $2.6 million to a provision of $2.7 million for the quarter ended September 30, 2022, from a provision of $149,000 for the quarter ended June 30, 2022. The increase in the provision was primarily due to loan growth and a declining macroeconomic outlook, partially offset by lower net charge-offs. Net recoveries were $149,000 for the quarter ended September 30, 2022, as compared to net charge-offs of $392,000 for the quarter ended June 30, 2022. Partially offsetting the increase in the provision for credit losses on loans, was a decrease in the provision for unfunded commitments of $2.2 million attributable to a decrease in the pipeline of loans approved and awaiting closing, which flows through other non-interest expense.

Non-interest income increased by $1.5 million, or 198.8%, to $2.3 million for the quarter ended September 30, 2022, from $765,000 for the quarter ended June 30, 2022. The increase was primarily due to a $1.1 million decrease in losses on trading securities, net. For the quarter ended September 30, 2022, losses on trading securities, net, were $426,000, compared to losses of $1.6 million for the quarter ended June 30, 2022. Additionally there was a $125,000 increase in fees and service charges for customer services and a $273,000 increase in gains on sales of loans.

Non-interest expense decreased by $843,000, or 4.5%, to $17.9 million for the quarter ended September 30, 2022, from $18.7 million for the quarter ended June 30, 2022. The decrease was primarily due to a $2.1 million decrease in other expense and a $326,000 decrease in professional fees, partially offset by a $1.4 million increase in compensation and employee benefits. The decrease in other expense was primarily related to a $2.2 million decrease in the provision for unfunded commitments due to a benefit of $1.9 million for the quarter ended September 30, 2022, compared to a provision of $349,000 in the quarter ended June 30, 2022. The decrease was primarily the result of a decrease in the pipeline of loans approved and awaiting closing. The increase in compensation and employee benefits was primarily due to a $1.1 million increase in the mark to market of the Company's deferred compensation plan expense and higher salary expense.

The Company recorded income tax expense of $6.7 million for the quarter ended September 30, 2022, compared to $6.1 million for the quarter ended June 30, 2022 with the increase due to higher taxable income. The effective tax rate for the quarter ended September 30, 2022 was 28.4%, compared to 27.8% for the quarter ended and June 30, 2022.

Financial Condition
Total assets increased by $239.1 million, or 4.4%, to $5.67 billion at September 30, 2022, from $5.43 billion at December 31, 2021. The increase was primarily due to increases in total loans of $440.1 million, or 11.6%, and other assets of $24.2 million, or 65.2%, partially offset by decreases in available-for-sale debt securities of $206.0 million, or 17.1%, and cash and cash equivalents of $20.4 million, or 22.4%.
As of September 30, 2022, we estimate that our non-owner occupied commercial real estate concentration (as defined by regulatory guidance) to total risk-based capital was approximately 469%. Management believes that Northfield Bank (the “Bank”) has implemented appropriate risk management practices including risk assessments, board-approved underwriting policies and related procedures, which include monitoring Bank portfolio performance, performing market analysis (economic and real estate), and stressing of the Bank’s commercial real estate portfolio under severe, adverse economic conditions. Although management believes the Bank has implemented appropriate policies and procedures to manage its commercial real estate concentration risk, the Bank’s regulators could require it to implement additional policies and procedures or could require it to maintain higher levels of regulatory capital, which might adversely affect its loan originations, ability to pay dividends, and profitability.

Cash and cash equivalents decreased by $20.4 million, or 22.4%, to $70.7 million at September 30, 2022, from $91.1 million at December 31, 2021. The decrease was due to a decrease in deposits, as well as an increase in net loans held-for-investment. Balances fluctuate based on the timing of receipt of security and loan repayments and the redeployment of cash into higher-yielding assets such as loans and securities, or the funding of deposit outflows or borrowing maturities.

Loans held-for-investment, net, increased by $439.6 million, or 11.5%, to $4.25 billion at September 30, 2022 from $3.81 billion at December 31, 2021. The overall increase was due to strong loan originations in a rising interest rate environment. Multifamily loans increased $338.3 million, or 13.4%, to $2.86 billion at September 30, 2022 from $2.52 billion at December 31, 2021, commercial real estate loans increased $80.8 million, or 10.0%, to $889.4 million at September 30, 2022 from $808.6 million at December 31, 2021, home equity loans increased $36.6 million, or 33.3%, to $146.5 million at September 30, 2022 from $110.0 million at December 31, 2021, and commercial and industrial loans (excluding PPP loans) increased $35.9 million, or 35.7%, to $136.4 million at September 30, 2022 from $100.5 million at December 31, 2021. The increases were partially offset by decreases in one-to-four family residential loans of $7.4 million, or 4.0%, to $176.3 million at September 30, 2022 from $183.7 million at December 31, 2021, construction and land loans of $5.8 million, or 21.2%, to $21.7 million at September 30, 2022 from $27.5 million at December 31, 2021, and PPP loans of $35.0 million, or 86.4%, to $5.5 million at September 30, 2022 from $40.5 million at December 31, 2021. Through September 30, 2022, 2,321 borrowers have received PPP forgiveness payments totaling approximately $224.4 million.

There were nine PPP loans outstanding totaling $5.5 million at September 30, 2022, compared to 377 loans outstanding totaling $40.5 million at December 31, 2021. The PPP provides for lender processing fees that range from 1% to 5% of the final disbursement made to individual borrowers. As of September 30, 2022, $46,000 in unearned fees remain.

PCD loans totaled $12.0 million at September 30, 2022, and $15.8 million at December 31, 2021. Upon adoption of the CECL accounting standard on January 1, 2021, the allowance for credit losses related to PCD loans was recorded through a gross-up that increased the amortized cost-basis of PCD loans by $6.8 million with a corresponding increase to the allowance for credit losses. The decrease in the PCD loan balance at September 30, 2022 was due to PCD loans being sold and paid off during the period. The majority of the remaining PCD loan balance consists of loans acquired as part of a Federal Deposit Insurance Corporation-assisted transaction. The Company accreted interest income of $368,000 and $1.1 million attributable to PCD loans for the three and nine months ended September 30, 2022, respectively, as compared to $356,000 and $3.4 million for the three and nine months ended September 30, 2021, respectively. The decrease in income accreted for the nine months ended September 30, 2022 is due to the payoff of PCD loans in the prior year. PCD loans had an allowance for credit losses of approximately $4.0 million at September 30, 2022.
Loan balances are summarized as follows (dollars in thousands):

	September 30, 2022	June 30, 2022	December 31, 2021
Real estate loans:
Multifamily	$2,856,322	$2,771,002	$2,518,065
Commercial mortgage	889,390	850,186	808,597
One-to-four family residential mortgage	176,251	185,376	183,665
Home equity and lines of credit	146,546	137,868	109,956
Construction and land	21,668	18,555	27,495
Total real estate loans	4,090,177	3,962,987	3,647,778
Commercial and industrial loans	136,366	121,473	100,488
PPP loans	5,507	11,949	40,517
Other loans	2,158	2,312	2,015
Total commercial and industrial, PPP, and other loans	144,031	135,734	143,020
Loans held-for-investment, net (excluding PCD)	4,234,208	4,098,721	3,790,798
PCD loans	11,973	13,136	15,819
Total loans held-for-investment, net	$4,246,181	$4,111,857	$3,806,617

The following tables detail multifamily real estate originations for the nine months ended September 30, 2022 and 2021 (dollars in thousands):

For the Nine Months Ended September 30, 2022
Multifamily Originations	Weighted Average Interest Rate	Weighted Average LTV Ratio	Weighted Average Months to Next Rate Change or Maturity for Fixed Rate Loans	(F)ixed or (V)ariable	Amortization Term
$640,540	3.66%	57%	75	V	25 to 30 Years
1,200	3.75%	18%	181	F	15 Years
$641,740	3.66%	57%

For the Nine Months Ended September 30, 2021
Multifamily Originations	Weighted Average Interest Rate	Weighted Average LTV Ratio	Weighted Average Months to Next Rate Change or Maturity for Fixed Rate Loans	(F)ixed or (V)ariable	Amortization Term
$544,502	3.13%	63%	74	V	10 to 30 Years

Included within the tables above were $193.4 million and $159.1 million of multifamily loans originated in the quarters ended September 30, 2022 and September 30, 2021, respectively, at a weighted average rate of 4.22% and 3.13%, respectively.

The following table details loan pools purchased during the nine months ended September 30, 2022 (dollars in thousands):

For the Nine Months Ended September 30, 2022
Purchase Amount	Loan Type	Weighted Average Interest Rate(1)	Weighted Average Loan-to-Value Ratio	Weighted Average Months to Next Rate Change or Maturity for Fixed Rate Loans	(F)ixed or (V)ariable	Amortization Term
$2,482	Residential	2.80%	54%	278	F	15 to 30 Years
5,214	Residential	3.05%	59%	303	F	15 to 30 Years
$7,696		2.97%	57%
(1) Net of servicing fee retained by the originating bank

The geographic locations of the properties collateralizing the loans purchased in the table above are as follows: 63.3% in New York and 36.7% in New Jersey.

The Company’s available-for-sale debt securities portfolio decreased by $206.0 million, or 17.1%, to $1.00 billion at September 30, 2022, from $1.21 billion at December 31, 2021. The decrease was primarily attributable to paydowns, maturities, calls, and sales, as well as a $77.3 million increase in net unrealized losses due to an increase in market interest rates. At September 30, 2022, $736.8 million of the portfolio consisted of residential mortgage-backed securities issued or guaranteed by Fannie Mae, Freddie Mac, or Ginnie Mae. In addition, the Company held $71.8 million in U.S. Government agency securities, $193.6 million in corporate bonds, all of which were considered investment grade at September 30, 2022, and $26,000 in municipal bonds.

Equity securities increased by $3.2 million to $8.6 million at September 30, 2022, from $5.3 million at December 31, 2021, primarily due to an increase in our investment in a Small Business Administration Loan Fund. This investment is utilized by the Bank as part of its Community Reinvestment Act program.

Total liabilities increased $285.6 million, or 6.1%, to $4.98 billion at September 30, 2022, from $4.69 billion at December 31, 2021. The increase was primarily attributable to an increase in deposits of $234.8 million, the issuance of subordinated debt, net of issuance costs, of $60.9 million, an increase in advance payments by borrowers for taxes and insurance of $1.2 million, and an increase in other liabilities of $2.7 million. The increases were partially offset by a decrease in FHLB advances and other borrowings of $14.1 million.
Deposits increased $234.8 million, or 5.6%, to $4.40 billion at September 30, 2022, as compared to $4.17 billion at December 31, 2021. The increase was attributable to increases of $148.1 million in transaction accounts and $294.1 million in certificates of deposit, partially offset by decreases of $125.9 million in savings accounts and $81.5 million in money market accounts.

Deposit account balances are summarized as follows (dollars in thousands):

	September 30, 2022	June 30, 2022	December 31, 2021
Transaction:
Non-interest bearing checking	$902,659	$916,343	$898,490
Negotiable orders of withdrawal and interest-bearing checking	1,256,257	1,287,458	1,112,292
Total transaction	2,158,916	2,203,801	2,010,782
Savings and money market:
Savings	1,040,841	1,149,976	1,166,761
Money market	527,910	541,445	609,430
Total savings	1,568,751	1,691,421	1,776,191
Certificates of deposit:
Brokered deposits	309,922	210,130	31,000
$250,000 and under	308,563	253,556	286,580
Over $250,000	58,007	59,094	64,781
Total certificates of deposit	676,492	522,780	382,361
Total deposits	$4,404,159	$4,418,002	$4,169,334

Included in the table above are business and municipal deposit account balances as follows (dollars in thousands):

	September 30, 2022	June 30, 2022	December 31, 2021

Business customers	$1,224,602	$1,297,501	$1,184,472
Municipal customers	$699,891	$663,656	$633,458

Borrowed funds increased to $468.6 million at September 30, 2022, from $421.8 million at December 31, 2021. The increase in borrowings for the period was primarily attributable to the issuance of $62.0 million in aggregate principal amount of fixed to floating subordinated notes (the “Notes”). The Notes are non-callable for five years, have a stated maturity of June 30, 2032, and bear interest at a fixed rate of 5.00% until June 30, 2027. From July 2027 to the maturity date or early redemption date, the interest rate will reset quarterly to a level equal to the then current three-month Secured Overnight Financing Rate plus 200 basis points. Debt issuance costs totaled $1.1 million. Additionally, FHLB and other borrowings increased by $10.9 million. Partially offsetting the increases was a decrease in securities sold under agreements to repurchase of $25.0 million. Management utilizes borrowings to mitigate interest rate risk, for short-term liquidity, and to a lesser extent from time to time, as part of leverage strategies.

The following is a table of term borrowing maturities (excluding overnight borrowings and subordinated debt) and the weighted average rate by year at September 30, 2022 (dollars in thousands):

Year	Amount	Weighted Average Rate
2023	$87,500	2.89%
2024	50,000	2.47%
2025	112,500	1.48%
2026	20,000	3.48%
Thereafter	125,000	2.79%
	$395,000	2.43%
Total stockholders’ equity decreased by $46.6 million to $693.3 million at September 30, 2022, from $739.9 million at December 31, 2021. The decrease was attributable to a $55.9 million decrease in accumulated other comprehensive income associated with a decline in the estimated fair value of our debt securities available-for-sale portfolio, $18.2 million in dividend payments, and $22.3 million in stock repurchases, partially offset by net income of $47.0 million for the nine months ended September 30, 2022, and a $2.8 million increase in equity award activity. During the first quarter of 2022, the $54.2 million stock repurchase program that was approved in March 2021, was completed upon reaching the purchase limit. On June 16, 2022, the Board of Directors of the Company approved a new $45.0 million stock repurchase program. During the nine months ended September 30, 2022, the Company repurchased approximately 1.5 million of its common stock outstanding at an average price of $14.51 for a total of $22.3 million pursuant to the approved stock repurchase plans. As of September 30, 2022, the Company had approximately $31.0 million in remaining capacity under its current repurchase program.

The Company continues to maintain adequate liquidity and a strong capital position. The Company's most liquid assets are cash and cash equivalents, corporate bonds, and unpledged mortgage-related securities issued or guaranteed by the U.S. Government, Fannie Mae, or Freddie Mac, that we can either borrow against or sell. We also have the ability to surrender bank-owned life insurance contracts. The surrender of these contracts would subject the Company to income taxes and penalties for increases in the cash surrender values over the original premium payments. We also have the ability to obtain additional funding from the FHLB and Federal Reserve Bank utilizing unencumbered and unpledged securities and multifamily loans. The Company expects to have sufficient funds available to meet current commitments in the normal course of business.

The Company had the following primary sources of liquidity at September 30, 2022 (dollars in thousands):

Cash and cash equivalents(1)	$56,783
Corporate bonds	$177,896
Multifamily loans(2)	$1,628,273
Mortgage-backed securities (issued or guaranteed by the U.S. Government, Fannie Mae, or Freddie Mac)(2)	$265,021

(1) Excludes $13.9 million of cash at Northfield Bank.
(2) Represents estimated remaining borrowing potential.

The Company and the Bank utilize the Community Bank Leverage Ratio (“CBLR”) framework. The CBLR replaces the risk-based and leverage capital requirements in the generally applicable capital rules. At September 30, 2022, the Company and the Bank's estimated CBLR ratios were 12.53% and 12.30%, respectively, which exceeded the minimum requirement to be considered well-capitalized of 9%.

Asset Quality

The following table details total non-accrual loans (excluding PCD), non-performing loans, non-performing assets, troubled debt restructurings on which interest is accruing, and accruing loans 30 to 89 days delinquent at September 30, 2022, June 30, 2022, and December 31, 2021 (dollars in thousands):

	September 30, 2022	June 30, 2022	December 31, 2021
Non-accrual loans:
Held-for-investment
Real estate loans:
Multifamily	$3,697	$4,022	$1,882
Commercial	5,211	5,330	5,117
One-to-four family residential	126	304	314
Home equity and lines of credit	267	332	281
Commercial and industrial	524	275	28
Total non-accrual loans	9,825	10,263	7,622
Loans delinquent 90 days or more and still accruing:
Held-for-investment
Real estate loans:
Commercial	18	27	147
One-to-four family residential	6	160	165
PPP loans	23	17	72
Other	7	7	—
Total loans held-for-investment delinquent 90 days or more and still accruing	54	211	384
Total non-performing loans	9,879	10,474	8,006
Other real estate owned	—	—	100
Total non-performing assets	$9,879	$10,474	$8,106
Non-performing loans to total loans	0.23%	0.25%	0.21%
Non-performing assets to total assets	0.17%	0.19%	0.15%
Loans subject to restructuring agreements and still accruing	$4,084	$4,115	$5,820
Accruing loans 30 to 89 days delinquent	$2,980	$2,706	$1,166

Other Real Estate Owned

At September 30, 2022 and June 30, 2022, the Company had no assets acquired through foreclosure. As of December 31, 2021, other real estate owned was comprised of one property located in New Jersey, which had a carrying value of approximately $100,000, and which was sold during the second quarter of 2022 for a small gain.

Accruing Loans 30 to 89 Days Delinquent

Loans 30 to 89 days delinquent and on accrual status totaled $3.0 million, $2.7 million, and $1.2 million at September 30, 2022, June 30, 2022, and December 31, 2021, respectively. The following table sets forth delinquencies for accruing loans by type and by amount at September 30, 2022, June 30, 2022, and December 31, 2021 (dollars in thousands):

	September 30, 2022	June 30, 2022	December 31, 2021
Held-for-investment
Real estate loans:
Multifamily	$725	$—	$—
Commercial	366	658	144
One-to-four family residential	606	805	593
Home equity and lines of credit	599	147	412
Commercial and industrial loans	684	581	—
PPP loans	—	515	2
Other loans	—	—	15
Total delinquent accruing loans held-for-investment	$2,980	$2,706	$1,166

PCD Loans (Held-for-Investment)
Under the CECL standard, the Company will continue to account for PCD loans at estimated fair value using discounted expected future cash flows deemed to be collectible on the date acquired. Based on its detailed review of PCD loans and experience in loan workouts, management believes it has a reasonable expectation about the amount and timing of future cash flows and accordingly has classified PCD loans ($12.0 million at September 30, 2022 and $15.8 million at December 31, 2021) as accruing, even though they may be contractually past due. At September 30, 2022, 0.9% of PCD loans were past due 30 to 89 days, and 22.9% were past due 90 days or more, as compared to 10.5% and 19.2%, respectively, at December 31, 2021.

Other

During the fourth quarter of 2021, the Bank downgraded to substandard, a lending relationship with an outstanding principal balance at December 31, 2021, of approximately $15.6 million which is comprised of two commercial real estate loans with balances of $10.9 million, and a commercial line of credit secured by all unencumbered business assets with a balance of $4.7 million. All draws on the line are at the discretion of the Bank. The Bank has received paydowns of approximately $3.9 million on the commercial line of credit, reducing the outstanding balance to approximately $783,000 as of September 30, 2022. At September 30, 2022, the aggregate balances of the loans was $11.4 million.
The commercial real estate loans are secured by two commercial properties with an appraised value of $19.2 million. The lending relationship was downgraded as a result of legal matters against certain officers of the borrowing entities, including certain individuals who are guarantors to the loans. The legal matters have now concluded with plea agreements providing for various relief, and we are evaluating the impact on future operations of the entities.
All loans under the lending relationship are current as of October 26, 2022, and the entities continue to operate. The Bank continues to evaluate the financial condition, operating results and cash flows of the related entities and guarantors. At September 30, 2022, approximately $1.5 million of the allowance for credit losses has been designated to this lending relationship. Based on information available, the loans have not been designated as impaired and remain on accrual status. However, there can be no assurances that one or more of the loans under the relationship will not migrate to non-accrual status in the future or require the establishment of additional loan losses reserves.

About Northfield Bank

Northfield Bank, founded in 1887, operates 38 full-service banking in Staten Island and Brooklyn, New York, and Hunterdon, Middlesex, Mercer, and Union counties, New Jersey. For more information about Northfield Bank, please visit www.eNorthfield.com.
Forward-Looking Statements: This release may contain certain "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, and may be identified by the use of such words as "may," "believe," "expect," "anticipate," "should," "plan," "estimate," "predict," "continue," and "potential" or the negative of these terms or other comparable terminology. Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of Northfield Bancorp, Inc. Any or all of the forward-looking statements in this release and in any other public statements made by Northfield Bancorp, Inc. may turn out to be wrong. They can be affected by inaccurate assumptions Northfield Bancorp, Inc. might make or by known or unknown risks and uncertainties as described in our SEC filings, including, but not limited to, those related to general economic conditions, particularly in the market areas in which the Company operates, the effects of the COVID-19 pandemic, including the effects of the steps taken to address the pandemic and their impact on the Company’s market and employees, competition among depository and other financial institutions, including with respect to overdraft and other fees, changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements, inflation and changes in the interest rate environment that reduce our margins, reduce the fair value of financial instruments or reduce our ability to originate loans, the effects of war, conflict, and acts of terrorism, our ability to successfully integrate acquired entities, and adverse changes in the securities markets. Consequently, no forward-looking statement can be guaranteed. Northfield Bancorp, Inc. does not intend to update any of the forward-looking statements after the date of this release, or conform these statements to actual events.

(Tables follow)

NORTHFIELD BANCORP, INC.
SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
(Dollars in thousands, except per share amounts) (unaudited)

				At or For the
	At or For the Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2022	2021	2022	2022	2021
Selected Financial Ratios:
Performance Ratios (1)
Return on assets (ratio of net income to average total assets)	1.19%	1.18%	1.14%	1.13%	1.33%
Return on equity (ratio of net income to average equity) (7) (8)	9.45	8.48	8.92	8.73	9.68
Average equity to average total assets	12.56	13.94	12.81	12.90	13.71
Interest rate spread	2.93	2.88	2.94	2.88	2.90
Net interest margin	3.08	2.99	3.03	2.99	3.02
Efficiency ratio (2)	40.34	46.38	45.81	44.69	45.87
Non-interest expense to average total assets	1.25	1.40	1.35	1.33	1.42
Non-interest expense to average total interest-earning assets	1.31	1.48	1.41	1.39	1.50
Average interest-earning assets to average interest-bearing liabilities	137.26	137.26	138.40	138.21	134.71
Asset Quality Ratios:
Non-performing assets to total assets	0.17	0.14	0.19	0.17	0.14
Non-performing loans (3) to total loans (4)	0.23	0.20	0.25	0.23	0.20
Allowance for credit losses to non-performing loans	423.96	516.99	372.65	423.96	516.99
Allowance for credit losses to total loans held-for-investment, net (5) (6) (7)	0.99	1.02	0.95	0.99	1.02

(1)Annualized where appropriate.
(2)The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income.
(3)Non-performing loans consist of non-accruing loans and loans 90 days or more past due and still accruing (excluding PCD loans), and are included in total loans held-for-investment, net.
(4)Includes originated loans held-for-investment, PCD loans, acquired loans and loans held-for-sale.
(5)Includes originated loans held-for-investment, PCD loans, and acquired loans.
(6)Excluding PPP loans (which are fully government guaranteed and do not carry any provision for losses) of $5.5 million, $11.9 million, and $72.9 million at September 30, 2022, June 30, 2022, and September 30, 2021, respectively, the allowance for credit losses to total loans held for investment, net, totaled 0.99%, 0.95%, and 1.04%, respectively, at September 30, 2022, June 30, 2022, and September 30, 2021.
(7)The Company adopted the CECL accounting standard effective January 1, 2021, and recorded a $10.4 million increase to its allowance for credit losses, including reserves of $6.8 million related to PCD loans.
(8)For the year ended December 31, 2021, in connection with the adoption of CECL, the Company recognized a cumulative effect adjustment that reduced stockholders’ equity by $3.1 million, net of tax.

NORTHFIELD BANCORP, INC.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except share and per share amounts) (unaudited)

	September 30, 2022	June 30, 2022	December 31, 2021
ASSETS:
Cash and due from banks	$13,882	$17,241	$18,191
Interest-bearing deposits in other financial institutions	56,783	92,991	72,877
Total cash and cash equivalents	70,665	110,232	91,068
Trading securities	10,074	10,401	13,461
Debt securities available-for-sale, at estimated fair value	1,002,231	1,086,868	1,208,237
Debt securities held-to-maturity, at amortized cost	4,572	5,201	5,283
Equity securities	8,571	7,821	5,342
Loans held-for-sale	504	2,346	—
Loans held-for-investment, net	4,246,181	4,111,857	3,806,617
Allowance for credit losses	(41,883)	(39,031)	(38,973)
Net loans held-for-investment	4,204,298	4,072,826	3,767,644
Accrued interest receivable	16,075	14,948	14,572
Bank-owned life insurance	167,046	166,185	164,500
Federal Home Loan Bank of New York stock, at cost	22,417	19,942	22,336
Operating lease right-of-use assets	35,446	36,595	33,943
Premises and equipment, net	25,382	25,766	25,937
Goodwill	41,012	41,012	41,012
Other assets	61,302	47,008	37,207
Total assets	$5,669,595	$5,647,151	$5,430,542

LIABILITIES AND STOCKHOLDERS’ EQUITY:
LIABILITIES:
Deposits	$4,404,159	$4,418,002	$4,169,334
Securities sold under agreements to repurchase	25,000	25,000	50,000
Federal Home Loan Bank advances and other borrowings	382,678	322,016	371,755
Subordinated debentures, net of issuance costs	60,940	60,917	—
Lease liabilities	41,051	42,298	39,851
Advance payments by borrowers for taxes and insurance	26,137	29,458	24,909
Accrued expenses and other liabilities	36,328	34,187	34,810
Total liabilities	4,976,293	4,931,878	4,690,659

STOCKHOLDERS’ EQUITY:
Total stockholders’ equity	693,302	715,273	739,883
Total liabilities and stockholders’ equity	$5,669,595	$5,647,151	$5,430,542

Total shares outstanding	47,888,376	48,684,875	49,266,733
Tangible book value per share (1)	$13.61	$13.84	$14.18

(1)    Tangible book value per share is calculated based on total stockholders' equity, excluding intangible assets (goodwill and core deposit intangibles), divided by total shares outstanding as of the balance sheet date. Core deposit intangibles were $310,000, $347,000, and $440,000 at September 30, 2022, June 30, 2022, and December 31, 2021, respectively, and are included in other assets.

NORTHFIELD BANCORP, INC.
CONSOLIDATED STATEMENT OF INCOME
(Dollars in thousands, except share and per share amounts) (unaudited)

	For the Three Months Ended			For the Nine Months Ended
	September 30,		June 30,	September 30,
	2022	2021	2022	2022	2021
Interest income:
Loans	$42,311	$38,539	$38,998	$118,030	$119,515
Mortgage-backed securities	3,284	2,738	3,043	8,802	8,379
Other securities	1,201	494	989	2,885	1,402
Federal Home Loan Bank of New York dividends	283	318	260	788	1,024
Deposits in other financial institutions	199	57	166	423	129
Total interest income	47,278	42,146	43,456	130,928	130,449
Interest expense:
Deposits	2,121	1,420	1,334	4,614	4,961
Borrowings	2,304	2,309	1,918	6,388	8,208
Subordinated debt	842	—	119	961	—
Total interest expense	5,267	3,729	3,371	11,963	13,169
Net interest income	42,011	38,417	40,085	118,965	117,280
Provision/(benefit) for credit losses	2,703	(148)	149	3,255	(6,223)
Net interest income after provision/(benefit) for credit losses	39,308	38,565	39,936	115,710	123,503
Non-interest income:
Fees and service charges for customer services	1,500	1,370	1,375	4,206	3,894
Income on bank-owned life insurance	861	862	848	2,548	2,567
Gains on available-for-sale debt securities, net	—	370	—	264	976
(Losses)/gains on trading securities, net	(426)	(75)	(1,563)	(2,791)	1,096
Gain on sale of loans	273	—	—	273	1,401
Other	78	101	105	264	246
Total non-interest income	2,286	2,628	765	4,764	10,180
Non-interest expense:
Compensation and employee benefits	10,784	10,334	9,418	29,709	31,672
Occupancy	3,347	3,425	3,286	10,041	10,626
Furniture and equipment	438	431	426	1,290	1,310
Data processing	1,847	1,538	1,762	5,322	4,968
Professional fees	903	826	1,229	3,040	2,564
Advertising	420	576	404	1,257	1,725
Federal Deposit Insurance Corporation insurance	356	336	355	1,068	1,057
Other	(225)	1,569	1,833	3,565	4,547
Total non-interest expense	17,870	19,035	18,713	55,292	58,469
Income before income tax expense	23,724	22,158	21,988	65,182	75,214
Income tax expense	6,745	6,078	6,114	18,202	20,663
Net income	$16,979	$16,080	$15,874	$46,980	$54,551
Net income per common share:
Basic	$0.37	$0.33	$0.34	$1.01	$1.12
Diluted	$0.37	$0.33	$0.34	$1.01	$1.11
Basic average shares outstanding	46,047,104	48,095,473	46,591,723	46,486,086	48,838,396
Diluted average shares outstanding	46,236,662	48,486,096	46,638,113	46,657,084	49,137,037

NORTHFIELD BANCORP, INC.
ANALYSIS OF NET INTEREST INCOME
(Dollars in thousands) (unaudited)

	For the Three Months Ended
	September 30, 2022			June 30, 2022			September 30, 2021
	Average Outstanding Balance	Interest	Average Yield/ Rate (1)	Average Outstanding Balance	Interest	Average Yield/ Rate (1)	Average Outstanding Balance	Interest	Average Yield/ Rate (1)
Interest-earning assets:
Loans (2)	$4,214,438	$42,311	3.98%	$3,992,731	$38,998	3.92%	$3,817,638	$38,539	4.01%
Mortgage-backed securities (3)	833,975	3,284	1.56	899,479	3,043	1.36	924,326	2,738	1.18
Other securities (3)	294,786	1,201	1.62	297,859	989	1.33	159,334	494	1.23
Federal Home Loan Bank of New York stock	22,641	283	4.96	20,689	260	5.04	23,097	318	5.46
Interest-earning deposits in financial institutions	51,364	199	1.54	94,689	166	0.70	171,381	57	0.13
Total interest-earning assets	5,417,204	47,278	3.46	5,305,447	43,456	3.29	5,095,776	42,146	3.28
Non-interest-earning assets	257,177			266,303			300,036
Total assets	$5,674,381			$5,571,750			$5,395,812

Interest-bearing liabilities:
Savings, NOW, and money market accounts	$2,923,600	701	0.10%	$3,007,929	$599	0.08%	$2,829,513	$671	0.09%
Certificates of deposit	554,018	1,420	1.02	438,835	735	0.67	444,629	749	0.67
Total interest-bearing deposits	3,477,618	2,121	0.24	3,446,764	1,334	0.16	3,274,142	1,420	0.17
Borrowed funds	407,668	2,304	2.24	377,044	1,918	2.04	438,238	2,309	2.09
Subordinated debt	61,283	842	5.45	9,527	119	5.01	—	—	—
Total interest-bearing liabilities	3,946,569	5,267	0.53	3,833,335	3,371	0.35	3,712,380	3,729	0.40
Non-interest bearing deposits	911,183			918,980			835,065
Accrued expenses and other liabilities	103,853			105,525			96,293
Total liabilities	4,961,605			4,857,840			4,643,738
Stockholders' equity	712,776			713,910			752,074
Total liabilities and stockholders' equity	$5,674,381			$5,571,750			$5,395,812

Net interest income		$42,011			$40,085			$38,417
Net interest rate spread (4)			2.93%			2.94%			2.88%
Net interest-earning assets (5)	$1,470,635			$1,472,112			$1,383,396
Net interest margin (6)			3.08%			3.03%			2.99%
Average interest-earning assets to interest-bearing liabilities			137.26%			138.40%			137.26%

(1)Average yields and rates are annualized.
(2)Includes non-accruing loans.
(3)Securities available-for-sale and other securities are reported at amortized cost.
(4)Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(5)Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(6)Net interest margin represents net interest income divided by average total interest-earning assets.

	For the Nine Months Ended
	September 30, 2022			September 30, 2021
	Average Outstanding Balance	Interest	Average Yield/ Rate (1)	Average Outstanding Balance	Interest	Average Yield/ Rate (1)
Interest-earning assets:
Loans (2)	$4,019,750	$118,030	3.93%	$3,879,680	$119,515	4.12%
Mortgage-backed securities (3)	890,257	8,802	1.32	1,002,008	8,379	1.12
Other securities (3)	283,017	2,885	1.36	134,322	1,402	1.40
Federal Home Loan Bank of New York stock	21,845	788	4.82	26,460	1,024	5.17
Interest-earning deposits in financial institutions	96,122	423	0.59	151,834	129	0.11
Total interest-earning assets	5,310,991	130,928	3.30	5,194,304	130,449	3.36
Non-interest-earning assets	267,581			302,123
Total assets	$5,578,572			$5,496,427

Interest-bearing liabilities:
Savings, NOW, and money market accounts	$2,961,776	$1,871	0.08%	$2,784,447	$2,448	0.12%
Certificates of deposit	455,985	2,743	0.80	542,988	2,513	0.62
Total interest-bearing deposits	3,417,761	4,614	0.18	3,327,435	4,961	0.20
Borrowed funds	401,109	6,388	2.13	528,408	8,208	2.08
Subordinated debt	23,828	961	5.39	—	—	—
Total interest-bearing liabilities	$3,842,698	11,963	0.42	$3,855,843	13,169	0.46
Non-interest bearing deposits	913,322			790,266
Accrued expenses and other liabilities	103,075			96,602
Total liabilities	4,859,095			4,742,711
Stockholders' equity	719,477			753,716
Total liabilities and stockholders' equity	$5,578,572			$5,496,427

Net interest income		$118,965			$117,280
Net interest rate spread (4)			2.88%			2.90%
Net interest-earning assets (5)	$1,468,293			$1,338,461
Net interest margin (6)			2.99%			3.02%
Average interest-earning assets to interest-bearing liabilities			138.21%			134.71%

(1)    Average yields and rates are annualized.
(2)     Includes non-accruing loans.
(3)     Securities available-for-sale and other securities are reported at amortized cost.
(4)     Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(5)     Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(6)    Net interest margin represents net interest income divided by average total interest-earning assets.